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                                                                      EXHIBIT 11
                          ANSAN PHARMACEUTICALS,INC.
                         (A DEVELOPMENT STAGE COMPANY)
                STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
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                                                       THREE MONTHS ENDED                                 SIX MONTHS ENDED
                                                            JUNE 30,                                          JUNE 30,
                                                  1997                    1996                     1997                   1996
                                               -----------             -----------              -----------            -----------
Net Loss                                       $  (506,358)            $  (403,684)             $(1,145,716)           $  (811,619)
                                               ===========             ===========              ===========            ===========

Weighted average shares of
  Common Stock outstanding                       2,851,954               2,771,645                2,850,920              2,769,905

Escrow Shares                                     (365,983)               (363,760)                (365,983)              (363,760)
                                               -----------             -----------              -----------            -----------
Shares used in calculating net loss per share    2,485,971               2,407,885                2,484,937              2,406,145
                                               ===========             ===========              ===========            ===========

Net loss per share                             $    ($0.20)            $    ($0.17)             $    ($0.46)           $    ($0.34)
                                               ===========             ===========              ===========            ===========
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